                                                                 Exhibit (i)(17)

                                SERVICE AGREEMENT

      This Agreement is made as of August 1, 2005, by and between Davis Distributors, LLC, a Delaware Limited Liability Company ("Davis Distributors"), and New York Life Insurance and Annuity Corporation, a Delaware corporation ("Insurance Company"), collectively, the "Parties."

                                   WITNESSETH:

      WHEREAS Davis Distributors serves as the distributor for Davis Variable Account Fund, Inc. (the "Company") which offers shares of Davis Value Portfolio, Davis Financial Portfolio, and Davis Real Estate Portfolio (each a "Fund"); and

      WHEREAS The Insurance Company has entered into an agreement, as of the same date as this Agreement, with the Company and Davis Distributors (the "Participation Agreement") pursuant to which Davis Distributors will make shares of one or more of its Funds available to certain variable life insurance and/or variable annuity contracts offered by the Insurance Company through certain separate accounts (the "Separate Accounts") at net asset value and with no sales charges, subject to the terms of the Participation Agreement; and

      WHEREAS the Parties hereto wish to allocate the expenses in a manner that is fair and equitable, and consistent with the best interests of Contract Owners; and

      WHEREAS the Parties hereto wish to establish a means for allocating the expenses that does not entail the expense and inconvenience of separately identifying and accounting for each item of Fund expense;

      NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

I. SERVICES PROVIDED:

      The Insurance Company agrees to provide services to the Company and Davis Distributors including the following:

      a) responding to inquiries from Contract Owners using one or more of the Funds as an investment vehicle regarding the services performed by the Insurance Company as they relate to Davis Distributors, the Company or its Funds;

      b) providing information to Davis Distributors or the Company and to Contract Owners with respect to shares attributable to Contract Owner accounts;

      c) facilitate the printing and mailing of shareholder communications from Davis Distributors or the Company as may be required pursuant to the Participation Agreement;

      d) communication directly with Contract Owners concerning Davis Distributors or the Company's operations;

      e) providing such similar services as Davis Distributors or the Company may reasonably request to the extent permitted or required under applicable statutes, rules and regulations.

II. PAYMENT OF EXPENSES:

      In recognition of the substantial savings in administrative expenses to Davis Distributors and the Company by virtue of having a sole shareholder, the Separate Accounts, and having that shareholder be responsible for the servicing of the Contract Owners, Davis Distributors will pay an administrative service fee ("Service Fee") to Insurance Company as described below:

      a)    Davis Distributors agrees to pay to the Insurance Company an amount
            equal to [ ] basis points [     ] per annum of the average aggregate
            amount invested by the Insurance Company in the Company under this Agreement. Such payments will be made monthly. The parties agree that such payments are for administrative services and investor support services, and do not constitute payment for investment advisory, distribution or other services. Payment of such amounts by Davis Distributors shall not increase the fees paid by the Company or its shareholders.

      b) From time to time, the Parties hereto shall review the Service Fee to determine whether it reasonably approximates the incurred and anticipated costs, over time, of Insurance Company in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the Service Fee proposed by another Party in good faith.

      c) This Agreement shall not modify any of the provisions of the Participation Agreement, but shall supplement those provisions.

III. TERM OF AGREEMENT:

      This Agreement shall continue in effect for so long as the Insurance Company or its successor(s) in interest, or any affiliate thereof, continues to hold shares of the Company or its Funds, and continues to perform in a similar capacity for the Company and Davis Distributors.


IV. INDEMNIFICATION:

      (a) The Insurance Company agrees to indemnify and hold harmless Davis Distributors and their officers and directors, from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of the Insurance Company under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of the Company or Davis Distributors in the performance of its duties, or by reason of the reckless disregard of their obligations and duties under this Agreement.

      (b) Davis Distributors agrees to indemnify and hold harmless the Insurance Company and its officers and directors from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of Davis Distributors under this Agreement, except to the extent that such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of the Insurance Company in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

V. Notices:

      Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

      If to the Insurance Company:
      51 Madison Avenue
      New York, New York 10010
      Attention: Robert J. Hebron, Senior Vice President
      cc: Office of the General Counsel, Variable Products Attorney

      If to Davis Distributors:
      2949 East Elvira Road, Suite 101
      Tucson, Arizona 85706
      Attention: Kenneth Eich, Chief Operating Officer


VI. APPLICABLE LAW:

      Except insofar as the Investment Company Act of 1940 or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with New York law, without regard for that state's principles of conflict of laws.

VII. EXECUTION IN COUNTERPARTS:

      This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

VII. SEVERABILITV:

      If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

IX. RIGHTS CUMULATIVE:

      The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

X. HEADINGS:

      The headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.


New York Life Insurance and Annuity Corporation
("Insurance Company")
By its authorized officer,



By: /s/ROBERT J. HEBRON
    -----------------------------------
Title: Robert J. Hebron, Senior Vice President
Date: July 22, 2005


Davis Distributors, LLC
("Davis Distributors")
By its authorized officer,


By: /s/KENNETH EICH
    -----------------------------------
Title: Kenneth Eich, President
Date: 07-21-05
      -----------------